United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   June 4, 2014

Communications Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address Of Principal Executive Offices)	(Zip Code)

(952) 996-1674

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02   Results of Operations.

On June 4, 2014, prior to its 2014 Annual Meeting of Shareholders (“2014 Annual Meeting”), Communications Systems, Inc. (the “Company”) issued a press release highlighting several developments in the Company’s business. A copy of that press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Changes and Executive Compensation

In connection with the 2014 Annual Meeting, Mr. Roger H.D. Lacey succeeded Mr. Curtis A. Sampson as Interim Chief Executive Officer and Mr. Sampson returned to his role as non-executive Board Chair. The Company had reported this pending transition in a Form 8-K dated April 25, 2014.

Mr. Lacey’s compensation as Vice Chair and Interim Chief Executive Officer, effective retroactive to June 1, 2014, will consist of (i) the $30,000 annual cash board retainer, paid quarterly in advance, and (ii) a $220,000 annual cash Vice Chair and Chief Executive Officer retainer, paid quarterly in advance. The Board also authorized an additional payment of $25,000 to Mr. Lacey.

In addition, on June 4, 2014, Mr. Lacey was issued (i) restricted stock grants valued at $25,000, vesting 50% after three months and fully vesting after six months and (ii) stock options valued at $25,000, vesting on the same schedule as the restricted stock units, expiring seven years after grant. The exact number of shares subject to these awards is being reported on a Form 4 filed with Securities and Exchange Commission (“SEC”).

Director Compensation

For the past several years, on the date of its Annual Meeting, the Company has issued each non-employee director restricted stock units with a value of $40,000. Effective with the 2014 Annual Meeting, each non-employee director, other than Mr. Lacey who received the equity awards described above, received a grant of restricted stock units with a value of $20,000, and a grant of stock options with the value of $20,000. The restricted stock units vest one year from the grant date and will be issued as shares two years from the grant date. The stock options vest after one year and expire seven years after issuance.

The following non-employee directors received these equity awards

•	Luella G. Goldberg
•	Gerald D. Pint
•	Richard A. Primuth
•	Curtis A. Sampson
•	Randall D. Sampson

These equity awards, as well as those granted to Mr. Lacey, were issued under the Company’s 2011 Executive Incentive Plan, which permits equity awards to be issued to non-employee directors. The exact number of shares subject to these non-employee director awards is being reported on Forms 4 filed with the SEC.

Director Retirement

As previously disclosed in the definitive Proxy Statement for the Annual Meeting, Jeffrey Berg retired as a director of the Company in connection with the 2014 Annual Meeting.

Item 5.03   Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 4, 2014, the Board amended the Company’s Bylaws to eliminate unnecessary formalities in conducting shareholder meetings to enable the Company to conduct these meetings as efficiently as possible by adding a Section 2.10 to these Bylaws as follows:

“2.10  Nominations and Proposals by the Board of Directors.  At any meeting of shareholders, if a nomination for election of one or more individuals to the Board of Directors is a recommendation of the Board of Directors or if a proposal is made by the Board for consideration and action by shareholders, it shall not be necessary to “move” and “second” such nominations and proposals before they can be considered at a shareholder meeting, and, after the opportunity for discussion and questions, such nominations and proposals may be acted upon by the shareholders present in person or by proxy.”

Item 5.07   Submission of Matters to Vote of Security Holders.

The Company held its 2014 Annual Meeting on June 4, 2014. The proposals considered at the 2014 Annual Meeting are described in detail in the Company’s Proxy Statement.

Of the 8,600,248 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting, 8,244,468 shares or 95.84% were present either in person or by proxy.

At the Annual Meeting, the Company’s shareholders approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2014 as follows:

For	Against	Abstain
8,190,603	43,828	10,037

The Company adjourned the Annual Meeting with respect to Proposal No. 1, a proposal to amend the Company’s Restated Articles of Incorporation to declassify the Company’s Board of Directors, in order to allow for additional time for shareholders to vote on Proposal No. 1. Proposal No. 1 requires approval of 80% of the Company’s shareholders entitled to vote. As of June 4, 2014, shareholders voting on this proposal had overwhelmingly voted in the favor of Proposal No. 1, but only 78.9 percent had voted on this matter.

The Company also adjourned the meeting with respect to Proposals No. 2 and No. 3, both dealing with the Election of Directors, because depending upon whether or not Proposal No. 1 is approved, the Company’s shareholders will either vote to elect six directors for one-year period (Proposal No. 2) or two directors for a three-year period (Proposal No. 3).

The Annual Meeting will reconvene on Thursday, June 12, 2014 at 2:00 P.M. Central Time at the Company’s offices for the purpose of holding the shareholder vote on Proposal No. 1 and either Proposal No. 2 or Proposal No. 3.

During the adjournment period, the Company will continue to solicit proxies from its shareholders with respect to Proposal No. 1. Shareholders who have already voted do not need to take any additional action on Proposal No. 1, but may change their vote by executing a new proxy revoking any previously given proxy in the manner set forth in the Company’s Proxy Statement.

Item 9.01.   Financial Statements and Exhibits.

The following Exhibit is attached:

Exhibit 99.1	Communications Systems, Inc. Press Release dated June 4, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Edwin C. Freeman
Chief Financial Officer

Date:  June 5, 2014